Exhibit 99.2

PRESS RELEASE

Merchants Bancorp Announces Renewal of Stock Repurchase Program

For Release November 17, 2021

CARMEL, Indiana – Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that its Board of Directors approved the renewal and increase of the stock repurchase program of up to $75 million of common stock, expiring December 31, 2023.

The stock repurchase program permits Merchants to acquire shares of its common stock from time to time in the open market or otherwise at such prices, quantities, and terms as management deems appropriate and in the best interest of Merchants and its shareholders. The repurchase program does not obligate Merchants to repurchase shares of its common stock and may be modified, suspended, or discontinued at any time at the discretion of the Board.

Repurchases are subject to compliance with applicable laws and regulations. Repurchases will depend upon a variety of factors, including general market and economic conditions as well as the financial and regulatory condition of Merchants.

ABOUT MERCHANTS BANCORP

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking. Merchants Bancorp, with $11.0 billion in assets and $8.9 billion in deposits as of September 30, 2021, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: Tami Durle

Merchants Bancorp

Phone: (317) 324-4556

Email: tdurle@merchantsbankofindiana.com